Exhibit 99.(a)(1)(M)

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Your Election information has been recorded as follows:

Grant # Grant Date Original Expiration Date Total Options Granted Grant Price Outstanding Portion Eligible for Amendment Exercise in 2007 2008 2009 2010 2011 Election to Amend

Yes No

Yes No

Yes No

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